EXHIBIT 10.24

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT AND WAIVER

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT AND WAIVER (this “Amendment”) is dated as of the 4th day of February, 2011 by and among DELTIC TIMBER CORPORATION, a Delaware corporation (the “Borrower”) and SUNTRUST BANK, JPMORGAN CHASE BANK, N.A., AMERICAN AGCREDIT, PCA, WELLS FARGO BANK, N.A., REGIONS BANK (for itself and as successor to AmSouth Bank), BANCORPSOUTH BANK, BANK OF AMERICA, N.A., IBERIABANK (the foregoing financial institutions, collectively, the “Lenders”), and SUNTRUST BANK, in its capacity as Issuing Bank, Swingline Lender and Administrative Agent (the “Administrative Agent”) for the Lenders.

WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into that certain Revolving Credit Agreement dated as of September 9, 2005 (as amended prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Specific Amendments.

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Cash Collateralize” means, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars (in amounts, unless otherwise specified herein, equal to 100% of such obligations), with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Revolving Loan, make a payment to the Issuing Bank in respect of a Letter of Credit (including failure to make a payment in respect of an LC Disbursement) and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations under any other loan agreement, credit agreement or similar or other financing agreement unless such Lender’s failure is based on such Lender’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied and such Lender has notified the Administrative Agent in writing of the same, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Employee Benefit Plan” has that meaning as defined in Section 3(3) of ERISA and for which the Borrower or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or its ERISA Affiliates or on behalf of beneficiaries of such participants.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or its Parent Company by a Governmental Authority.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Patriot Act” has the meaning set forth in Section 10.14.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, or (ii) whose Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that such Person will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such failure is based on such Person’s reasonable and good faith determination that the conditions precedent to funding such obligation have not been satisfied. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Qualified Plan” means an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

(b) Section 1.1 of the Credit Agreement is hereby further amended by deleting the terms “Change in Law”, “ERISA”, “ERISA Affiliate”, “ERISA Event”, “Plan” and “Required Lenders” therein and substituting in lieu thereof the following definitions in their entirety:

“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.17(b), by such Lender’s or Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of

ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure; provided, however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

(c) Section 1.1 of the Credit Agreement is hereby further amended by deleting the definition of “Revolving Commitment Termination Date,” or “Commitment Termination Date,” and substituting in lieu thereof the following:

“Revolving Commitment Termination Date,” or “Commitment Termination Date” means the earliest of (i) September 9, 2015, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

(d) Section 1.1 of the Credit Agreement is hereby further amended by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety.

(e) Section 2.8 of the Credit Agreement is hereby amended by adding the following new subsection (c) at the end thereof:

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.24 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

(f) Section 2.13 of the Credit Agreement is hereby amended by adding the following new subsection (e) at the end thereof:

(e) Defaulting Lender. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to subsections (b) and (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section; provided that (a) to the extent that a portion of the LC Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to subsection (a)(i) of Section 2.24, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank.

(g) Section 2.17 of the Credit Agreement is hereby amended by re-numbering the existing subsection (a)(ii) as subsection (a)(iii) and inserting the following new subsection (a)(ii) in the appropriate numerical order:

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(h) Section 2.20 of the Credit Agreement is hereby amended by deleting subsection (b) thereof in its entirety and substituting in lieu thereof the following:

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to the fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iv) fourth, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

(i) Section 2.22 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

Section 2.22. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.17, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (c) any Lender is a Defaulting Lender, or (d) in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to Section 10.2, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented, then, in each case, the Borrower may, at its sole expense and effort (but without prejudice to any rights or remedies the Borrower may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) prior to, or contemporaneous with, the replacement of such Lender, such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, without limitation, any amounts then due and owing under Section 2.17 and/or Section 2.19), from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments.

(j) Section 2.23 of the Credit Agreement is hereby amended by deleting subsection (j) thereof in its entirety and substituting in lieu thereof the following:

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits

(2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

(k) The Credit Agreement is hereby further amended by inserting the following new Section 2.24 in the appropriate numerical order:

Section 2.24. Defaulting Lenders.

(a) If any Lender becomes, and during the period it remains, a Defaulting Lender or Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the below proviso in this clause (i), automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated, for any reason, or with respect to the LC Exposure and Swingline Exposure of any Potential Defaulting Lender, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender or such Potential Defaulting Lender, or (b) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the

Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender;

(iii) except as otherwise provided herein, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender under this Agreement, third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or Letter of Credit, fourth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (iii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing that any Defaulting Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or

Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing), and if any cash collateral has been posted with respect to such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder.

(l) Section 2.24 of the Credit Agreement is hereby amended by renumbering such Section as Section 2.25.

(m) Section 3.2 of the Credit Agreement is hereby amended by adding the following after subsection (d) thereof:

In addition to other conditions precedent herein set forth, if any Lender is a Defaulting Lender or a Potential Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless in each case it is satisfied that all related LC Exposure and Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:

(i) in the case of a Defaulting Lender, the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Exposure, to the Non-Defaulting Lenders as provided in Section 2.24(a)(i); and

(ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of Section 2.24(a)(ii), the Borrower Cash Collateralizes its payment and reimbursement obligations with respect to such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;

provided that (a) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (b) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or Potential Defaulting Lender, or cause such Defaulting Lender or Potential Defaulting Lender to be a Non-Defaulting Lender.

(n) Section 4.10 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

Section 4.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The “benefit obligations” of all Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the “fair market value of the assets” of such Plans by more than $10,000,000. No event has occurred since the issuance of such financial statements that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence. The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(b) Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions ERISA, the Code and other Requirements of Law. Except with respect to Multiemployer Plans, each Qualified Plan (I) has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle (as described in Revenue Procedure 2007-44 or “2007-44” for short), (II) has timely filed for a favorable determination letter from the IRS during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the IRS, (III) has filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired or (IV) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan. No event has occurred which would cause the loss of the Borrower’s or any ERISA Affiliate’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.

(c) With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower’s financial statements in accordance with Statement of Financial Accounting Standards No. 106.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to a Employee Benefit Plan; (ii) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

(o) Section 5.1 of the Credit Agreement is hereby amended by adding the following after subsection (f) thereof:

In the event that any financial statement delivered pursuant to clauses (a) or (b) immediately above or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.13(c) and Article VIII.

(p) Section 6.2 of the Credit Agreement is hereby deleted in its entirety and the words “[Intentionally omitted]” shall be substituted in lieu thereof.

(q) Section 7.4 of the Credit Agreement is hereby amended by deleting subsection (g) thereof in its entirety and substituting in lieu thereof the following:

(g) Investments consisting of the Acquisition of assets of or equity interests in a Person provided: (i) such Acquisition would not cause the Leverage Ratio or the Minimum Timber Market Value covenants (each calculated on a Pro Forma Basis taking into account such Acquisition) to be violated; (ii) no Default or Event of Default exists or would exist taking into account such Acquisition; and (iii) the Administrative Agent has received prior to such Acquisition, a Pro Forma Compliance Certificate demonstrating compliance with clause (ii) of this subsection.

(r) The Credit Agreement is hereby further amended by inserting the following new Section 7.13 at the end of Article VII thereof:

Section 7.13. Government Regulation. Neither the Borrower nor any of its Subsidiaries will (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.

(s) The Credit Agreement is hereby further amended by adding the following new Section 7.14 at the end of Article VII thereof:

Section 7.14. ERISA. The Borrower will not cause or permit to occur, and will not cause or permit any ERISA Affiliate to cause or permit to occur, an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

(t) Section 9.7 of the Credit Agreement is hereby amended by adding the following new subsection (c) in the appropriate alphabetical order:

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

(u) The Credit Agreement is hereby further amended by inserting the following new Section 9.9 at the end of Article IX thereof:

Section 9.9. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(v) The Credit Agreement is hereby further amended by inserting the following new Section 9.10 at the end of Article IX thereof:

Section 9.10. Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(w) Section 10.2 of the Credit Agreement is hereby amended by adding the following to the end of subsection (b) thereof:

Notwithstanding anything contained herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.18, Section 2.19, Section 2.20 and Section 10.3, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

(x) Section 10.4 of the Credit Agreement is hereby amended by adding the following to the end of subsection (b) thereof:

No consent shall be required for any assignment except to the extent required above in this subsection and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment; and (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(y) The Credit Agreement is hereby further amended by inserting the following new Section 10.14 at the end of Article X thereof:

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

(z) The Credit Agreement is hereby further amended by inserting the following new Section 10.15 at the end of Article X thereof:

Section 10.15. No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and SunTrust Robinson Humphrey, Inc. (the “Arranger”) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or the Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(aa) Schedule I to the Credit Agreement is hereby deleted and Schedule I attached hereto is hereby substituted in lieu thereof.

Section 2. Limited Waiver. The Borrower hereby acknowledges that Deltic Real Estate Investment Company, a Subsidiary Loan Party, filed a Certificate of Dissolution with the Delaware Secretary of State on April 20, 2009 resulting in an Event of Default (the “Specified Event of Default”) under Section 7.3(a) of the Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 6 hereof, the Lenders hereby waive the Specified Event of Default arising from the Borrower’s failure to comply with the requirements of Section 7.3(a) of the Credit Agreement. The Borrower acknowledges and agrees that the limited waiver contained in the foregoing sentence shall not be deemed to be or constitute a consent to any future action or inaction on the part of the Borrower, shall not waive or amend (or be deemed to be or constitute a waiver of or amendment to) any other covenant, term or provision in the Credit Agreement or any other Loan Document, and shall not hinder, restrict or otherwise modify the rights and remedies of the Administrative Agent or the Lenders following the occurrence of any Default or Event of Default (whether now existing or hereafter arising) under the Credit Agreement or any other Loan Document.

Section 3. Reduction of Aggregate Revolving Commitments. The parties hereto acknowledge that, prior to the effectiveness of this Amendment, COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (“Rabobank”) assigned to (i) Bank of America, N.A. a portion of Rabobank’s Revolving Commitment in the amount of $10,000,000, (ii) BancorpSouth Bank a portion of Rabobank’s Revolving Commitment in the amount of $5,000,000 and (iii) IBERIABANK a portion of Rabobank’s Revolving Commitment in the amount of $25,000,000. Notwithstanding Section 2.8 of the Credit Agreement (or any other term, provision or requirement contained in the Credit Agreement), each of the parties hereto consents and agrees that the remaining portion of Rabobank’s Revolving Commitment in the amount of $2,500,000 shall be terminated and of no force and effect upon the effectiveness of this Amendment without a pro rata reduction in the Revolving Commitment of any other Lender. Accordingly, immediately after giving effect to this Amendment, the Aggregate Revolving Commitment Amount shall be $297,500,000 and the Revolving Commitment of each Lender shall be as follows:

Lender	Revolving Commitment
SunTrust Bank	$45,000,000
American Agcredit, PCA	$42,500,000
JPMorgan Chase Bank, N.A.	$42,500,000
Regions Bank	$42,500,000
Wells Fargo Bank, N.A.	$40,000,000
BancorpSouth Bank	$30,000,000
Bank of America, N.A.	$30,000,000
IBERIABANK	$25,000,000

Section 4. Other Documents. All other Loan Documents executed and delivered in connection with the Credit Agreement are hereby amended to the extent necessary to conform to this Amendment.

Section 5. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization. Each of the Borrower and the other Loan Parties have the right and power, and have taken all necessary action to authorize them, to execute and deliver this Amendment and to perform their respective obligations hereunder and under the Credit Agreement, as amended by this Amendment, and the other Loan Documents to which they are a party in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and the Loan Parties and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms.

(b) Compliance with Laws. The execution and delivery by the Borrower and the other Loan Parties of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or violate any Requirements of Law applicable to the Loan Parties or any judgment, order or ruling of any Governmental Authority; (ii) violate or result in a default under any indenture, material agreement or other material instrument binding on the Loan Parties or any of their assets or give rise to a right thereunder to require any payment to be made by the Loan Parties; or (iii) result in the creation or imposition of any Lien on any asset of the Loan Parties.

(c) Reaffirmation. As of the date of this Amendment and after giving effect to this Amendment, the representations and warranties set forth in Article IV of the Credit Agreement are true and correct in all material respects (except to the extent that any such representation or warranty expressly relates to a specified earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and except for changes in facts and circumstances which are not prohibited by the terms of the Credit Agreement); and

(d) No Default. Except for the Specified Event of Default, as of the date hereof and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Section 6. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and the other documents and agreements executed and delivered in connection herewith.

Section 7. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent and the Lenders shall have received a counterpart of this Amendment (and any other documents necessary to evidence the transactions relating thereto) duly executed by the Borrower, the Guarantors, each of the Lenders and the Administrative Agent;

(b) The Administrative Agent shall have received a certificate, dated as of the date hereof and signed by a Responsible Officer of the Borrower in the form of Exhibit A attached hereto;

(c) No Default or Event of Default shall exist (other than the Specified Event of Default);

(d) The Administrative Agent shall have received, for itself and on behalf of SunTrust Robinson Humphrey, Inc. (“STRH”) and the Lenders, the fees and expenses contemplated by (i) that certain engagement letter dated December 1, 2010 between STRH and the Borrower, and such fees shall have been paid to the Lenders and (ii) Section 4 hereof;

(e) The Administrative Agent shall have received a resolution of the Borrower authorizing the execution and delivery of this Amendment and all transactions related thereto, in form and substance satisfactory to the Administrative Agent and its counsel;

(f) The Administrative Agent shall have received an incumbency certificate with respect to the officers of the Borrower executing the Amendment, and certificates of existence for the Borrower and the Guarantors;

(g) The Administrative Agent shall have received a favorable written opinion of Jim F. Andrews, Jr., Vice President, General Counsel and Secretary of the Borrower, addressed to the Administrative Agent and the Lenders, and covering such matters relating to the Amendment and the transactions contemplated thereby in form and substance satisfactory to the Administrative Agent and its counsel;

(h) The Administrative Agent shall have received certified copies of all consents, approvals or authorizations, required to be made or obtained in connection with the execution and delivery of the Amendment or the transactions contemplated thereby; and

(i) The Administrative Agent shall have received such other documents as the Administrative Agent, on behalf of the Lenders, may reasonably request.

Section 8. Effect; Ratification.

(a) Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. The Credit Agreement is hereby ratified and confirmed in all respects. Each reference to the Credit Agreement in any of the Loan Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.

(b) Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents, or constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

(c) This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall for all purposes be deemed to be a “Loan Document” under the Credit Agreement and entitled to the benefits thereof.

Section 9. Further Assurances. The Borrowers agree to, and to cause any Loan Party to, take all further actions and execute such other documents and instruments as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Amendment, the Loan Documents and all other agreements executed and delivered in connection herewith.

Section 10. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. The exchange of copies of this Amendment and of signature pages by facsimile or .pdf via email transmission shall constitute effective execution and delivery of this Agreement as to the parties.

Section 12. Severability; Headings. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The section and subsection headings used in this Amendment are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

Section 13. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

Section 14. Definitions. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Revolving Credit Agreement and Waiver to be duly executed by their respective authorized officers as of the day and year first above written.

DELTIC TIMBER CORPORATION

By:	/s/ Kenneth D. Mann
Name:	Kenneth D. Mann
Title:	Vice President, Treasurer & Chief Financial Officer

SUNTRUST BANK,
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Tesha Winslow
Name:	Tesha Winslow
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Kristi Parker
Name:	Kristi Parker
Title:	Vice President

AMERICAN AGCREDIT, PCA,
as a Lender

By:	/s/ Janice T. Thede
Name:	Janice T. Thede
Title:	Vice President

IBERIABANK,
as a Lender

By:	/s/ Chris Howe
Name:	Chris Howe
Title:	Assistant Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Kevin L. Handley
Name:	Kevin L. Handley
Title:	Vice President

REGIONS BANK,
as a Lender

By:	/s/ Bryan W. Ford
Name:	Bryan W. Ford
Title:	Senior Vice President

BANCORPSOUTH BANK,
as a Lender

By:	/s/ David Skinner
Name:	David Skinner
Title:	President - El Dorado Division

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Lisa Chrzanowski
Name:	Lisa Chrzanowski
Title:	Vice President

For purposes of Section 3 of this Amendment only, Rabobank has caused this Second Amendment to Revolving Credit Agreement and Waiver to be duly executed by its respective authorized officers as of the day and year first above written and acknowledges the termination of its Revolving Commitment.

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as a Lender

By:	/s/ Jeff P. Geisbauer
Name:	Jeff P. Geisbauer
Title:	Vice President

/s/ Izuml Fukushima
Executive Director

CONSENT OF GUARANTORS

The undersigned, each a Guarantor, as defined in the Subsidiary Guarantee Agreement, hereby execute this Amendment to evidence their consent thereto, as well as the transactions contemplated thereby, and agree that the Subsidiary Guarantee Agreement dated September 9, 2005, remains in full force and effect.

Each of the undersigned parties further: (i) agrees that the amendments contained in the Second Amendment to Revolving Credit Agreement and Waiver dated as of the date hereof (the “Second Amendment”) shall not in any way affect the validity and/or enforceability of any Loan Document, or reduce, impair or discharge the obligations of such Person thereunder and (ii) reaffirms its continuing obligations owing to the Administrative Agent and the Lenders under each of the other Loan Documents to which such Person is a party.

Each of the undersigned hereby represent and warrant to the Administrative Agent and the Lenders that: (a) the execution and delivery by such Persons of this Consent of Guarantors is within the power (corporate or otherwise) and authority of such Persons, has been duly authorized and approved by all requisite action on the part of the such Persons, and does not and will not contravene, breach or conflict with any provision of applicable law or any of the charter or other organic documents of such Persons, or any indenture, agreement, instrument or undertaking binding on such Persons; (b) this Consent of Guarantors has been duly executed by such Persons; and (c) the Loan Documents remain in full force and effect and constitute the legal, valid and binding obligations of such Persons, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights.

DELTIC TIMBER PURCHASERS, INC. CHENAL PROPERTIES, INC. CHENAL COUNTRY CLUB, INC.

By:	/s/ Kenneth D. Mann
Name:	Kenneth D. Mann
Title:	Treasurer (of each listed entity)
Date:	February 4, 2011

Schedule I

APPLICABLE MARGINS AND COMMITMENT FEE PERCENTAGE

(Expressed as Basis Points Per Annum)	Revolving Credit Facility
	Consolidated Total Debt to Consolidated Total Capital
	Level I	Level II	Level III	Level IV
Facility Pricing	<40.0%	≥40.0% & <50.0%	≥50.0% & <60.0%	≥60.0%
Applicable Margin for Eurodollar Loans	150.0	175.0	200.0	225.0
Applicable Margin for Base Rate Loans	50.0	75.0	100.0	125.0
Commitment Fee Percentage	25.0	30.0	35.0	40.0

Exhibit A

FORM OF OFFICER’S CERTIFICATE

DELTIC TIMBER CORPORATION

February 4, 2011

The undersigned, being the Vice President, Treasurer and Chief Financial Officer of Deltic Timber Corporation (the “Borrower”), is familiar with the terms of the Second Amendment to Revolving Credit Agreement and Waiver dated as of the date hereof (the “Second Amendment”), which amends the terms of that certain Revolving Credit Agreement dated as of September 9, 2005 (as amended from time to time and in effect on the date hereof after giving effect to the Second Amendment, the “Credit Agreement”; capitalized terms used herein but not defined herein have the meanings given such terms in the Credit Agreement) by and among the Borrower, the Lenders party thereto and SunTrust Bank, as Administrative Agent (the “Administrative Agent”) and does hereby certify to the Administrative Agent and to the Lenders as follows:

1. As of the date hereof and immediately after giving effect to the transactions contemplated by the Second Amendment, no Default or Event of Default exists (other than the Specified Event of Default (as defined in the Second Amendment));

2. As of the date hereof and immediately after giving effect to the transactions contemplated by the Second Amendment, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except for such representations and warranties that expressly relate to a prior date, in which case such representations and warranties were true and correct in all material respects on such prior date); and

3. Since the date of the last audited financial statements of the Borrower, there has been no event or occurrence which would have a Material Adverse Effect.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on the date first written above.

DELTIC TIMBER CORPORATION

By:	/s/ Kenneth D. Mann
Name:	Kenneth D. Mann
Title:	Vice President, Treasurer, & Chief Financial Officer